Exhibit 23.2

Partnership of:
D A L E M A T H E S O N C A R R - H I L T O N L A B O N T E C H A R T E R E D A C C O U N T A N T S	Robert J. Burkart, Inc. Alvin F. Dale, Ltd. Wilfred A Jacobson, Inc, Robert J. Matheson, Inc. Brian A. Shaw, Inc	James F. Carr-Hilton, Ltd. Peter J. Donaldson, Inc. Reginald .J. LaBonte, Ltd. Fraser G. Ross, Ltd. Anthony L. Soda, Inc.

November 8, 2005

U.S. Securities and Exchange Commission

Division of Corporate Finance

450 Fifth Street, N.W.

Washington, D.C. 20549

Re: Sun New Media Inc. (formerly SE Global Equities Corp) - S-8 Registration Statement

Dear Sir or Madam:

As independent registered public accountants, we hereby consent to the inclusion or incorporation by reference in the Form S-8 Registration Statement of Sun New Media Inc. (formerly SE Global Equities Corp.) of the following:

Our report dated February 28, 2005 to the Stockholders and Board of Directors on the financial statements of the Company as at December 31, 2004 and 2003 for the years then ended included in the Company's filing on Form 10-KSB.

Sincerely,

"Dale Matheson Carr-Hilton LaBonte"

Dale Matheson Carr-Hilton LaBonte

Chartered Accountants

Vancouver, British Columbia

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